Exhibit 10.26

August 17, 2010

Patrick J. Haley
168 29th Street, Apt. #2
San Francisco, CA 94110

Dear PJ:

We are proud to invite you to join our team.

Our offer of employment is to join Exelixis, Inc. Your title will be that of Director, Marketing, in our Strategic Marketing department reporting to Gautam Kollu, Vice President, Strategic Marketing in our Strategic Marketing department. Other terms of employment include:

Compensation: Your base salary will be seven thousand one hundred fifteen dollars and thirty nine cents ($7,115.39) per pay period. We are on a bi-weekly pay schedule. This equates to a base compensation of one hundred eighty five thousand dollars and fourteen cents ($185,000.14) on an annual basis. This is an exempt position. You will receive a sign-on bonus of twenty thousand dollars ($20,000.00), minus all applicable taxes, payable on the first pay date after hire. Should you elect to voluntarily terminate employment with the Company within twelve (12) months of your hire date, the sign-on bonus will be entirely re-paid by you to the Company on your last date of employment.

Equity: As an inducement that we understand is material to your entering into employment with Exelixis, you will be eligible to receive a restricted stock unit award for ten thousand (10,000) shares of Exelixis common stock pursuant to our Inducement Award Plan and subject to approval by the Compensation Committee of the Board of Directors.  Approved awards typically are granted on the quarterly grant date established by the Compensation Committee of the Board of Directors first occurring following date of hire, provided that you remain employed on that date. The standard vesting schedule for our restricted stock unit awards is 1/4th on the first established quarterly vesting date following the one year anniversary of your hire date and 1/16th of the original number of shares subject to the award on each succeeding quarterly vesting date thereafter until fully-vested, provided that vesting ceases upon termination of employment.

Benefits: All full-time employees of Exelixis, Inc. enjoy a generous benefits package, which is outlined on the attached Summary of Benefits.

Performance Review: Focal reviews will take place annually. If eligible for a performance review increase, the merit increase will be effective in March.

Bonus Target: You will be eligible for a bonus target of 13%.

Start Date: September 7, 2010

Confidentiality and Company Policies: As you are aware, it is very important for us to protect our confidential information and proprietary material. Therefore, as a condition of employment, you will need to sign the attached Confidential Disclosure Agreement. You will also be required to abide by the Company’s policies and procedures, including the Code of Business Conduct and Ethics.

Reference Verification: This offer is contingent upon verification of your references.

PJ Haley
August 17, 2010
Page Two

Background Check: This offer is contingent upon successfully passing your background check.

Other: This offer expires on Wednesday, August 25, 2010 unless accepted by you prior to this date. In addition to performing the duties and responsibilities of your position, you will be expected to perform other duties and responsibilities that may be assigned to you from time to time. No provision of this letter shall be construed to create or express an implied employment contract for a specific period of time. Either you or the Company may terminate this employment relationship at any time, with or without cause. This letter shall be governed by the laws of the State of California. Also, by signing this letter, you are indicating that you are legally authorized to work in the U.S.

Employment Authorization: Our offer of employment is at will and contingent upon your ability to document your employment authorization in the United States. If you are unable to document your right to work within the United States within three days of your date of hire, your employment will be terminated.

You may accept this offer of employment by signing both copies of this letter and Proprietary Information and Invention Agreements and returning one of each in the envelope provided to Lea Davis, Senior Human Resources Generalist, 210 East Grand Avenue, South San Francisco, CA 94083.

PJ, we look forward to your coming on board.

Sincerely,

/s/ LEA DAVIS

Lea Davis
Senior Director, Human Resources

ACCEPTED BY:

/s/ PJ HALEY	8/19/2010
PJ Haley	Date

Enclosures:
Benefit Summary
Confidentiality Agreement
DE-4 (optional)
Direct Deposit Form (optional)
Employee Information Form
I-9
Insider Trading Policy
W-4
Holiday Schedule
Payroll Schedule
Sign-on Promissory Note